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                                                                    Exhibit 99.2


                                 NCO GROUP, INC.
                       Third Quarter 2002 Conference Call
                         November 6, 2002, 11:30 a.m. ET


Operator:                           Good morning. My name is Jean and I will be
                                    your conference facilitator today. At this time I would like to welcome everyone to the NCO Group's Third Quarter 2002 Earnings
                                    Conference Call. All lines have been placed on mute to prevent any background noise.

                                    After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Ms. Engel, you may begin your conference.

Ms. Engel:                          Good morning and thank you for joining us
                                    today to discuss NCO Group's Third Quarter
                                    2002 results. By now you should have all received a faxed copy of the press release.
                                    However, if anyone is missing a copy and would like one, please contact our office at 212-445-8000 and we will send one over to you and insure that you are on NCO Group's distribution list. There will be a replay for the call which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-642-1687 or 706-645-9291, pass code 6396668.

                                    On the line with us today is Michael
                                    Barrist, Chairman and Chief Executive
                                    Officer of NCO Group and Steven Winokur,
                                    Executive Vice President of Finance and
                                    Chief Financial Officer of NCO Group.
                                    Management will make some opening comments and then we'll open the line for questions.

                                    Before we begin, I would like to a standard forward-looking statement disclaimer.
                                    Certain statements on this conference call, including, without limitation, statements concerning projections, statements as to the economy and its effects on NCO's business, statements as to NCO's tactical sales and business development plans, statements as to trends, statements as to NCO's or management's beliefs, expectations or opinions, and all other statements on this call other than historical facts are forward-looking statements as such term is defined in the Securities and Exchange Act of 1934, which are intended to be covered by the Safe Harbors created thereby. Forward-looking statements are subject to





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                                    risks and uncertainties, are subject to
                                    change at any time, and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to these factors, certain other factors, including those discussed in the company's press release dated November 5, 2002, and other risks detailed from time to time in NCO's filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on March 19, 2002 can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. Michael, are you ready to begin?

Mr. Barrist:                        Thank you everyone for joining NCO Group's
                                    Third Quarter 2002 Conference Call. Today's call will be broken into our standard format. I'm going to provide an operational overview of the quarter, discuss our strategy for moving the company forward in our current environment, and provide fourth quarter guidance. Steven Winokur will provide a detailed financial recap, and then as always, we're going to open up for questions.

                                    During the third quarter, the company's
                                    accounts receivable outsourcing business continued to operate in a difficult environment. The normal seasonality of the back half of the year, in conjunction with further deceleration in consumer and business payment patterns, adversely affected the amount of revenue that we derived from our contingent clients. As in the prior decelerations, in order to meet client guidelines we were forced to apply incremental expenses to accounts in order to recover some of the lost collectibility. We will discuss this trend in more detail later but this is consistent with our experience over the last several quarters, and is transient to a certain extent as client growth opportunities from the downturn begin to add revenue and contribution to our model.

                                    During the third quarter, the Company had consolidated revenue of $171 million, consolidated net income of $7.7 million, and diluted earnings per share of $0.29. During the quarter, revenue in our domestic service business was down when compared to the same quarter last year, and when compared to the second quarter of this year. While same client revenue was down primarily as a result of consumer payment patterns, the volume fluctuations in our early stage delinquency business that were experienced at the latter part of the second quarter and the beginning of this quarter began to reverse as our clients requested incremental resources to augment their internal strategy for dealing with the rise in delinquency. Additionally, volumes in the traditional bad debt bank business began to uptick at the end of the quarter. But this trend was offset by lower than expected collectability in our business-to-business or commercial sector. Revenue in our international operations was up over last year, and down slightly from the second quarter. The increase over last year was attributable to continued new business opportunities in conjunction with the deployment of newer call center technologies in Canada and the United Kingdom. These changes improved collections, which caused existing clients to increase business, and several new clients to sign up. Additionally, our Canadian operations continued to increase the number of seats available for our U.S. clients to deploy.





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                                    In the portfolio purchase business, revenue
                                    was slightly up compared to the same quarter last year, and was up $2.2 million compared to the second quarter of this year. This is primarily a result of improved purchase volumes, and the settlement of a dispute with a seller of portfolios. We will discuss the portfolio purchase business in detail later in the call.

                                    During the quarter, we continued to manage our expense structure to our revenue levels. However, in many cases we actually had to increase spending for clients in order to maintain our performance amongst our peers, and assure that we would receive incremental business as our clients navigated their way through the same difficult cycle. In essence, we could not afford to have our clients look to other vendors to meet their incremental needs caused by a rise in delinquencies.

                                    As with all businesses operating in our
                                    current environment, we continue to
                                    challenge ourselves to better meet our
                                    client needs. Investments we have made in our clients in the past have paid off with incremental volumes, and we feel confident that our status with our clients as it relates to both service and performance will yield a similar result in our current operating environment. With this in mind, during the quarter we continued the deployment of our foreign labor strategy.

                                    As we discussed last quarter, we believe that one of the best opportunities for us to grow our business is to offer our clients user friendly access to foreign labor. The NCO network allows our clients to access labor in Canada and in India through the same channels and with the same contacts as their U.S.-based initiatives. In conjunction with this initiative, we continue to expand our facilities in Canada to accommodate additional domestic business, and we have entered into an agreement with a new joint venture partner in India. Under this new arrangement, we will have access to 500 seats in India over the next several quarters. These desks will be used to meet client requirements, as well as to assist NCO in meeting its internal operating efficiency goals in the future. Additionally, I am pleased to report that we are in the final phases of the migration of our commercial offices to our core system platform, and we are currently on schedule to complete this process as planned by year-end.

                                    In addition to our normal ongoing expense control and reduction process, we embarked on several new additions during the quarter. We have begun a project to automate our back-office clerical functions via a work rules, image-based platform. When complete, this process will help us to better manage a large segment of our non-revenue production staff, and ultimately deploy more staff to India.





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                                    Additionally, during the quarter the company
                                    began the process of obtaining the required certifications under HIPAA, which is the Health Insurance Portability and Accountability Act. We firmly believe that the money we are spending on this endeavor will provide us with a competitive advantage as we service our healthcare clients in the future.

                                    During the third quarter, our subsidiary, NCO Portfolio, continued operating in a challenging environment as well. I am pleased to report that despite continued weakness in consumer payment patterns, and the softness of the debt purchase market, NCO Portfolio's financial results for the quarter improved with third quarter revenues of $16.3 million and net income of $2.4 million. During the quarter, NCO Portfolio continued to incur impairment charges on several of its older portfolios. This trend has continued to slow since the majority of problematic portfolios that were purchased prior to the downturn in the economy have already been impaired. As we have discussed in prior calls, portfolios that have become impaired, go into a cost recovery mode, whereby all collections are applied to the remaining carrying value on the books, with no portion of the collections being allocated to revenue.

                                    During the quarter, NCPM reached a
                                    settlement with one of the financial
                                    institutions from whom it purchases
                                    accounts. This contract renegotiation
                                    resulted in the seller paying our company
                                    $4.0 million as a refund of prior purchase prices. The payment was applied to each of the applicable underlying portfolios, and in some cases, this caused the cost of previously impaired portfolios to become fully recovered. To the extent the cost of previously impaired portfolios is fully recovered, and there were remaining funds to be applied to that particular purchase, the remaining funds were recognized by the company as revenue in accordance with GAAP. While this has a positive short-term effect on earnings, it also benefits us over time, in that we now have fully recovered portfolios where any incremental collections in future quarters will be recognized as revenue, with no corresponding amortization of costs. In essence, as a result of this transaction, future collections will amortize the portfolios faster, providing additional revenue or will serve to dampen the effects of potential impairments in future quarters.

                                    As we entered the quarter, the availability and pricing of portfolios in the marketplace, other than the Great Lakes purchase, continued to be below our expectations. However, I am pleased to report that the volume of deals seems to have picked up as we have entered the fourth quarter. While we are optimistic about this trend, we fully intend to remain disciplined with proper focus on stringent underwriting and risk assessment.





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                                    As we discussed in our last quarterly call,
                                    the continuing challenges of the small
                                    purchase market have caused us to focus
                                    attention on the purchase of larger, more predictable portfolios. These portfolios, much like the legacy Creditrust portfolios, have large blocks of performing assets, and can be bought at a substantial discount. I am pleased to report that this newer strategy has paid off during the third quarter with the first large purchase since the merger of NCO Portfolio with Creditrust. In August, NCO Portfolio completed the $22.9 million purchase of approximately $3.3 billion of accounts at a purchase price of
                                    0.7 cents on the dollar from Great Lakes
                                    Collection Bureau. This purchase was made in conjunction with NCO Group's purchase of the operating assets of the same company, which I'm going to talk about in more detail in a few moments. The purchase was financed under a new financing agreement with Cargill Financial that NCO Portfolio has put into place in order to finance larger purchases on a non-recourse basis. NCO Portfolio borrowed 90% of the purchase price or $20.6 million under this facility.

                                    During the quarter, NCO Portfolio also
                                    entered into a contract with a leading
                                    credit card issuer, whereby account holders underlying certain non-performing assets, will be offered the ability to have their account balance sold to the institution, and gain access to a secured credit card. The program will be voluntary to the account holders, and will only be offered where analysis shows there is a relatively low likelihood of payment through traditional strategies. This will assure that we do not experience a cannibalization of future cash flows through the deployment of this strategy.

                                    Moving back to NCO Group, during the quarter our revenue attainment, which is the amount of revenue we derive from a given amount of business declined slightly and remains below our targeted levels. This is the statistic that points to the strength or weakness of the collection environment at any given point in time.

                                    Revenue per CTE, or calculated time
                                    equivalent, which shows the correlation of the amount of staff required to run our business and revenue, improved this quarter due to managing our payroll structure to our revenue levels. During the quarter, the average revenue per CTE rose from $6,320 to $6,507.

                                    Efficiency of labor, which showed the amount of labor dollars utilized to drive revenue, including the amount of new client labor drag, also improved during the quarter despite the fact that we did see a slight increase in our labor cost statistics, which shows the cost of an average employee within the company over time. This points to a maturing workforce where the benefits of experience outweigh the higher costs of the labor force. Our ongoing integration efforts, as well as further deployment of NCO personnel in Canada and India, will help us to control and ultimately reduce this average while improving our overall collection results.





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                                    As previously announced, during the quarter
                                    we completed the acquisition of Great Lakes from G.E. Capital. This company will produce in excess of $20 million of service revenue for our company in addition to the revenue to be attained from the owning and servicing of the portfolio I just discussed. The company has already been fully integrated into our operating structure and has been fully converted to our collection systems.

                                    Over the last several quarters, we have been focused on improving our balance sheet through better collection of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt. This focus continued during the third quarter was the repayment of approximately $23 million of debt. We did borrow $10.5 million against the credit facility in conjunction with the acquisition of Great Lakes. Steven will discuss our balance sheet in more detail in a few minutes.

                                    As we move into the fourth quarter, we have been spending considerable time working on our strategy to grow revenue, given that we expect the economy will be moving sideways for a while. In developing our strategy, there were several givens. One, near-term tactical changes to our operating model and expense structure will continue to improve profitability on a short-term basis, but will not gain us the long-term traction we need to move forward. And two, any plan for the future must take into consideration everything we've learned for managing through this difficult cycle, and must assume that payment trends will not improve, and the client sell cycles will remain longer than they have in the past.

                                    With that in mind, we are in the final
                                    stages of developing a tactical sales plan that applies some of the changes we have made in our operating model to our business development process. The plan is unique in that it not only provides the basis for us to understand where each of our opportunities lies, but provides for a written plan of how we will exploit every opportunity. The plan is designed to break down barriers for operations and business development staff. It provides for a block and tackle approach to increasing revenue, and includes a detailed analysis of every existing and potential client in each of NCO's markets, laying out a step by step plan on how we intend to market each client or prospect. Executive and operational staff will be included in the plan, and will be deployed as needed into the field to call on both existing and prospective customers.

                                    While NCO has always been viewed as a strong marketer of its services, our current model has not gained us the traction we need to move forward since it does not adequately address the changes that have occurred in how our clients make decisions in today's operating environment. Any discussion of strategy obviously includes an understanding of the collection agency environment now and going forward, and what opportunity may present themselves to NCO as we move forward.





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                                    The M&A landscape continues to be active.
                                    Many of our competitors are highly levered, and appear to be looking to sell, restructure, or refinance their businesses. While a large acquisition is not of particular interest at this time, the financial pressure that our competitors are experiencing could translate into incremental business opportunity down the road if clients become concerned about risk exposure. We are poised and ready to take advantage of these incremental opportunities.

                                    We have received numerous calls from
                                    investors and the press about the
                                    announcement earlier this month that the IRS would begin utilizing professional collection companies to assist them in collecting taxes. While we have limited information on this opportunity, what we have been told is that there will be a bid process early next year for an opportunity that is likely to start at the end of 2003 or into 2004. We will obviously place a great deal of effort on procuring a piece of this contract, and will keep investors posted as things proceed.

                                    As I stated earlier, we continue to be
                                    optimistic about NCO Group's position. While we are not able to predict with certainty the timing of an economic turnaround, we believe our short-term and long-term strategic moves will allow us to maximize our outcome in our current economy, and will best position us to harness an improving economy.

                                    With that said, we believe that despite the seasonal dip we typically experience at the end of the year, the fourth quarter will yield results consistent with the third quarter in a range between $0.28 and $0.33 per diluted share. We will not be providing 2003 guidance at this time, but will continue to update investors on a quarterly basis until such time as we have clear visibility into the future.

                                    I would now like to turn the call over to Steven Winokur for a financial review.

Mr. Winokur:                        Thanks, Michael. Revenue for the third
                                    quarter of 2002 was $170.5 million. This represents a 2.2% decrease from the third quarter of last year.

                                    Breaking down the revenue components, U.S.
                                    Operations produced $154 million this
                                    quarter compared to $157 million last year.
                                    This represents a decrease of 2.1% over the third quarter of last year, and 5.1% over last quarter. U.S. Operations included revenue of $8.9 million from services performed for Portfolio Management during the third quarter of this year compared to $7.3 million last year. The decrease in U.S. Operations revenue over last quarter was primarily attributable to a further weakening of consumer payment patterns during the third quarter, as well as the usual third quarter seasonality. A portion of this decrease was offset by $2.9 million of revenue from the acquisition of the Great Lakes collection operations, and $1.1 million in fees from servicing the Great Lakes portfolio for NCO Portfolio.





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                                    NCO Portfolio Management produced $16.3
                                    million of revenue this quarter compared to $16.2 million for the same quarter last year. This represents a minimal increase over the same quarter last year, and a 15.8% increase compared to last quarter. The increase in NCO Portfolio's revenue over last quarter was partially attributable to the acquisition of the Great Lakes purchase portfolio and to a lesser extent, the bank issues Michael discussed earlier. The increases helped offset the low collections environment and the lower than budgeted purchases of new portfolios.

                                    International Operations represented $11.9 million of revenue compared to $9.7 million last year. This represents a 22.4% increase over the same period last year, and a minimal decrease over last quarter. Included in the International Operations revenue for the third quarter of 2002 was $2.7 million from work performed for U.S. Operations. Last year's revenue for International Operations included $1.6 million related to work performed for U.S. Operations. This reflects the expansion of our utilization of cross border services to maximize our profitability while maintaining high levels of service for our clients.

                                    Moving on to expenses, payroll and related expenses represented 48% as a percentage of revenue as compared to 48.9% last year, and 47% last quarter. As we've noted in previous conference calls, we continue to work toward reducing the amount of labor required to attain our revenue goals, and to leverage our infrastructure to handle continued growth. However, the further deceleration in consumer payment patterns during the quarter resulted in a reduction in revenue without a corresponding decrease in the fixed portion of our payroll cost structure. Our efforts to decrease our payroll as a percentage of fees will continue as we manage through the most recent changes in collectability.

                                    Selling, general and administrative expenses increased as a percentage of revenue from 33.1%, excluding one-time charges for the third quarter of last year, to 37.1% for the current quarter. This is up from 34.5% last quarter. As we have seen in prior periods where we experienced a reduction in payment patterns, our SG&A, like our payroll expense, increases as a percentage of revenue due to higher collection expenses and leveraging our indirect costs over a smaller revenue base. Increases in certain costs such as postage and insurance also contributed to this challenge.

                                    The same challenging collection environment that causes certain collection expenses to rise can also create a situation with our purchase portfolios where the future cash flows are not expected to recover the current carrying value. Accordingly, we take






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                                    an impairment charge on those portfolios to
                                    bring the carrying value and the future
                                    expected cash flows in line with each other.
                                    SG&A included $418,000 of those impairments this quarter, including $20,000 from the international portfolios. The majority of these impairments were on files that have already been impaired. These files were already being accounted for on a cost recovery basis. While they do not produce any current revenue, a further degradation in the expected future cash flows can result in an impairment expense in the current quarter. Conversely, improvements in the future outlook do not have a current effect on revenue. Those files continue to be impaired, and if additional collections occur after the cost basis is recovered, those collections go 100% to revenue. The combined carrying value of the impaired portfolios across the company was $6.6 million, or 4.4% of NCO Group's total portfolios as of September 30, 2002. This is compared to $8.5 million, or 6.4% last quarter. This amount decreased from last quarter because we're applying 100% of the collections in these portfolios against the remaining carrying value, and the purchase price adjustment on certain legacy NCO Portfolio files that were purchased as part of ongoing contracts.

                                    On non-impaired portfolios, collections are allocated between revenue and the amortization of purchase price. During the third quarter of 2002, NCO Portfolio collected $30.7 million on its purchase portfolio, of which only 53% was recognized as revenue. The remaining 47% went to amortize the carrying value of the acquired portfolios. For the same period last year, NCO Portfolio had collections of $28.4 million, of which 57% went towards revenue.

                                    On an overall basis, NCO's EBITDA margin for the quarter declined to 14.9%, as compared to 17.9%, excluding one-time charges for the same quarter last year, and decreased from 18.5% last quarter.

                                    Net income for the third quarter of 2002 was $7.7 million, or $0.29 per share on a diluted basis, as compared to pro forma net income for the third quarter of 2001 of $11.1 million, or $0.40 per share, excluding good will amortization, and $11.2 million of pre-tax one-time charges. Net income for the third quarter of 2001, excluding the good will amortization, but including the one-time charges, was $4.0 million, or $0.15 per share on a diluted basis.

                                    Effective January 1, 2002, NCO Group adopted
                                    Statement of Financial Accounting Standards
                                    No. 142, which eliminated the amortization of good will. SFAS 142 requires us to determine the fair value of our reporting units on an annual basis. If the fair value of any of our reporting units is less than the book value, we may have to take an impairment charge. We have completed the adoption of SFAS 142, and we do not incur any impairment charges. However, if the market value of our stock falls below our book value, we are required to reassess the fair value of our reporting units. While this could potentially be an issue in the future, our current period's assessment did not result in any good will write-offs.




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                                    Lastly, some notes on financial conditions.
                                    At September 30, 2002, the company has $31.4 million of cash and equivalents. During the quarter, $11.7 million was spent on the acquisition of new portfolios, of which $268,000 was spent in the international division, and the remainder in NCO Portfolio Management. Capital expenditures in the quarter were $5.7 million, or 3.3% of this quarter's revenue. For the nine months, our capital expenditures were 4.5% of revenue, which is right on target with our previously discussed expectations of a blended rate of four to five percent of revenue.

                                    During the quarter we continued to push to reduce our outstanding receivables. Our accounts receivable balance decreased to $95.2 million this quarter from $97.7 million last quarter. The days' outstanding remained constant at 46 days. Cash flows from operations for the quarter are approximately $29 million.

                                    Taking a look at our financing, during the third quarter, NCO Group borrowed $10.5 million to fund the acquisition of Great Lakes, not including the purchased accounts receivable, which were funded separately by NCO Portfolio's non-recourse financing agreement with Cargill Financial. NCO made overall loan repayments of $20.4 million dollars against our line of credit, including an $8.4 million repayment by NCO Portfolio.

                                    NCO Portfolio also repaid $1.4 million of the securitized debt this quarter, reducing that balance to $36.6 million. All of the purchases made by NCO Portfolio this quarter were paid for out of their current operating cash flow, with the exception of the Great Lakes purchase. In that regard, NCO Portfolio borrowed $20.6 million, or 90% of the purchase price, from Cargill Financial Services Corporation. This non-recourse financing is collateralized by the Great Lakes purchased accounts receivable. The remainder was paid out of operating cash flow.

                                    NCO Portfolio has $33.9 million outstanding on their sub facility with NCO Group, and $8.6 million available in that facility as of September 30, 2002. Including NCO Portfolio's $33.9 million dollars of borrowings, NCO had a total of $179.9 million outstanding on our credit facility, and $69.7 million currently available. The overall facility does ratchet down $5.2 million per quarter and NCPM's facility with NCOG ratchets down $2.5 million per quarter.

                                    Now I'll turn things back to Michael.

Mr. Barrist:                        Thank you, Steven. Operator, could we please
                                    open up for questions?

Operator:                           At this time I would like to remind
                                    everyone, in order to ask a question, please press star, then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from David Scharf of JMP
                                    Securities.

Mr. Scharf:                         Hey, good morning, guys.

Mr. Barrist:                        Hey, David.

Mr. Scharf:                         First off, Mike, I just want to confirm your
                                    comments regarding first party volumes - the fluctuations there. I know a couple of months ago when you pre-announced the quarter, you mentioned you were actually seeing some increases in volumes. Do I interpret today's comments as that's pretty much reversed itself or it's just indeterminate.

Mr. Barrist:                        I think our issue was at the end of the
                                    second quarter into the third quarter, we were seeing some fall-off of volumes, which was not atypical as clients kind of restructure. We're now seeing a drastic increase in volumes.

Mr. Scharf:                         Okay.

Mr. Barrist:                        The opposite.

Mr. Scharf:                         So is that more - so you're seeing early -
                                    an increase in early stage delinquency
                                    management primarily?

Mr. Barrist:                        Yes, we've seen a very substantive increase
                                    in client requirements and client needs over the last several weeks to a month as clients are spinning up to deal with the same challenges of collectability that we're dealing with.

Mr. Scharf:                         Right. Is there typically any kind of
                                    seasonal patterns to that? As they get
                                    towards the end of the year, is there
                                    usually a scramble to kind of manage those let's say 60 to 90 day buckets?

Mr. Barrist:                        There's always an ebb and flow to it because
                                    you're always fighting the challenge of
                                    performance versus budget dollars. It's not as rhythmic as it always happens at the end of the year, but it moves all over the place. And we saw a dramatic pull-back at the end of the second quarter as clients are basically bringing delinquency down, and they were fighting some budget dollars. Now basically it's like we want everything you can give us.

Mr. Scharf:                         And you feel good about your capacity in
                                    terms of seats?

Mr. Barrist:                        Absolutely. We have the capacity. As you
                                    know, we're not big on building capacity in advance of needs, but we're pretty good at managing what we have, and redeploying excess clerical space from assimilations we've done. So we have plenty of capacity to give our clients right now.

Mr. Scharf:                         Gotcha. Looking ahead to kind of an eventual
                                    recovery, when it arrives, are there any particular verticals - either verticals in terms of healthcare, general credit card, or first party versus third party? Are there any areas that you would tend to see recovering first? I'm trying to kind of gauge what are the leading indicators?
                                    Because up to now, whenever there's been a dip in liquidation rates, the tendency is to say it's been across the board. And I'm curious if there are any particular parts of your business that would tend to recover first?

Mr. Barrist:                        I don't really know what's going to recover
                                    first. We're at a point where everything has been affected by it. Healthcare has had its own issues for the last several years as clients have kind of struggled to make their models more profitable. So there are some other drivers going on there. And I would say that business to business was the last one to get hit, but they've all been affected. My gut is that credit cards will be the first one to pick up, but that's just a gut. I don't have any way to know that.
                                    And I think the message we're trying to
                                    deliver today is we all know the economy is going to get better at some point in the future. We're basically changing our whole business development model on the assumption that it's not getting better. And taking some of what we've learned on how to tactically manage the day to day functionality of the business from an operating perspective, and have changed our business development model to figure out a way to go out and drive new revenue in this current environment. And our position is that's a win for us either way, but I don't know that we can sit around and wait for things to get better.

Mr. Scharf:                         Right. My last question relates to that -
                                    the tactical sales plan. I've been trying to understand - when you talk about potentially missed revenue opportunities or going back and looking for where you could have found some dollars, can you give a little more color on that? Setting aside just the collection environment, I'm trying to understand.

Mr. Barrist:                        There's just two pieces to it. One is we,
                                    like all companies, pride ourselves in
                                    trying to take advantage of cross selling opportunities because we all know cross selling is a very difficult thing to do. And
                                    NCO is a company that sells multiple
                                    products. We sell early stage delinquency management, we sell bad debt collections. We have an e-payments division that provides call center solutions for taking check and credit card by phone. There's many things we do and there's many different sales forces within our organization, depending on industry. Some industries have singular sales forces, some have multiples, and with some clients, it's the same buyer, and with some clients, it's multiple buyers. And that is one aspect that we look at ourselves. We know that while we face the same challenges that every other company out there that sells multiple products has faced, which is getting clients to buy more than one of your products, we look at it and say, our approach has been very consistent with how everybody markets their products. We need to take much more of a guerilla warfare approach to how we drive those products into our clients, and drive more revenue from our clients by selling them more services. More important than that is just understanding for every vertical specific client you need to get into, clients we have not been able to penetrate, how we're going to penetrate, who is going to call on them, when they're going to call on them, what level of operational involvement is being pushed down to the sales force so that sales is basically out trying to drive new business.
                                    Wherein ops people can theoretically drive more people quickly, coming up from the bottom as far as capacity and ability. So what we've done is we've taken basically everything we know about how to kamikaze market this business, things that we've been doing over the last few quarters on a functional basis, and we've quantified it into a very specific plan and action item list by client, that is existing client and prospect. Now will that drive our revenue?
                                    We believe it will improve our revenue. And a lot of these things we have been doing over the last several quarters, but it has not been defined into a formal plan that is different from our normal marketing strategy. And that's one of the things we're trying to drive home here. We're taking everything we've learned about running this business in the last few quarters, and focusing into a very definitive action plan for revenue development. Because adding more revenue is what's going to make our business have better trajectory. And cost cutting, yes, that helps, and we're going to - I think our investors know that as a management team we're going to hone down the expense structure as best we can, and we're going to make it a little more profitable, and a little more profitable. But the bottom line is we have to drive more revenue, and we need to drive it in the current environment.

Mr. Scharf:                         Okay. We'll stay tuned. Thank you.

Mr. Barrist:                        Thanks.

Operator:                           Your next question comes from Bill
                                    Warmington of SunTrust Robinson.

Mr. Warmington:                     Good afternoon again. A question for you on
                                    Great Lakes, and how much that contributed in revenue for the quarter, and thoughts on what we should look for that to contribute in Q4.

Mr. Barrist:                        The quarterly run rate is about five to five
                                    and a half million dollars a quarter. And we've owned the company for about - I want to say a month and a half - a little shy of a month and a half in the third quarter. So you should be looking for between five and five and a half million dollars. We believe there's a little upside to that. Great Lakes was a company that had some issues from a performance perspective. We believe that we have fixed a lot of those issues, so we'll be driving some incremental revenue out of those client opportunities. But for right now, you could basically use the $20 to $22 million annual run rate number.

Mr. Warmington:                     And then a question on how you guys are
                                    going to get a sequential improvement - or sequentially flat or sequentially better EPS in the fourth quarter? Given the seasonality, my question is are there some one-time expenses that you took related to Great Lakes that are not going to recur in the fourth quarter that are going to help?
                                    Are you going to be getting better revenue coming through some of the first party work that you've talked about? I'm just curious because it sounds like you guys have visibility to an improved EPS line, and I just want to know how you're getting there.

Mr. Barrist:                        I think we have visibility to a consistent
                                    EPS line. I think what you're saying is it's an inherently tougher fourth quarter than the third quarter because typically revenue is harder in the fourth quarter than the third quarter. And there's a few different moving pieces. One is certainly having a full quarter of Great Lakes with the Company helps us from a revenue perspective. More importantly, having Great Lakes integrated pretty much for the entire fourth quarter certainly adds a little bit, not a lot, but it adds a little bit. Some expense tuning we did in the third quarter and reaction to the latest deceleration in consumer payment patterns. I know, Bill, you tracked the collection. I think you call it your SIFI-PIFI report X, so you've seen kind of a tightening. If you look historically back over the quarters as those tightenings have occurred, we get hit hard and we claw our way back. We try to make adjustments to our expense structure on the production side in a very smart way so that we don't break client relationships. That would be obviously a tragedy - sweeped a penny out and ticked off one of our biggest clients.
                                    So we do that pretty carefully. So that
                                    takes a little bit of time. So some of the stuff that's in the pipeline relative to normal expense realignments to the further pressure will take effect in the fourth quarter. You can combine that with Great
                                    Lakes and the continuing strength, and
                                    basically in the portfolio business of
                                    having the Great Lakes portfolio in for a whole quarter, and that's how we kind of come back to being able to maintain EPS where it is in what is - I'm sure will be the same as prior years - it will be a tough revenue quarter given the seasonality.

Mr. Warmington:                     Okay. And final question is more of a
                                    housekeeping question. I just wanted to see if we could get the breakdown on the EBITDA line between U.S. and International.

Mr. Barrist:                        Steven, do we provide that?

Mr. Winokur:                        We don't have that right now, no.

Mr. Warmington:                     I know you put it out in the Q, so I thought
                                    I would ask.

Mr. Winokur:                        It will be there.

Mr. Warmington:                     All right. Thanks a lot, guys.

Mr. Barrist:                        Thank you.

Operator:                           Your next question comes from Thatcher
                                    Thompson of CIBC World Markets.

Mr. Thompson:                       Hello, Steven and Michael.

Mr. Barrist:                        Hi, Thatcher.

Mr. Winokur:                        Hello.

Mr. Thompson:                       A couple of things. This Great Lakes deal,
                                    you paid $22 million I guess for the
                                    portfolio. What's the face value of those receivables?

Mr. Barrist:                        $3.3 billion.

Mr. Thompson:                       So that's less than -

Mr. Winokur:                        Point seven cents.

Mr. Thompson:                       Point seven cents, so a fraction of a penny?

Mr. Barrist:                        Yes.

Mr. Thompson:                       That seems like a lot lower than what you
                                    normally would pay. What's different about these receivables?

Mr. Barrist:                        It's basically - it gets back to what we've
                                    been talking about in looking at some of these larger pools of distressed receivables. It is much older, and you really have two pieces to the portfolio.
                                    Actually, I should say three pieces. There's a piece that are performing assets. People that pay $50 or a $100 a month that are easily quantified for us, and we know with the decay rate on those payment arrangements should be based on our past experience. You have a population of the portfolio that's old, a lot of it out of statute residual receivables. And then you have another subset of the portfolio that the prior servicer had to institute litigation on. And it's a pretty substantial portion of the portfolio where litigation had been instituted and costs expended to file litigation. So it's kind of a slice of a lot of different things. Net, net, it's a great buy for us. One of the reasons why we like the trade very, very much is the fact that it had a consistent flow of revenue coming out of it. And that allowed us a basis for basically valuing that revenue stream.
                                    Certainly paying a little more for that
                                    revenue stream than we would for just a
                                    targeted IRR on something that we don't know what the flow is, but basically getting access to all the remainder of the accounts without applying value to it. We valued it off the stream that we know was there, and then there's a lot of upside to the portfolio based on us making the litigation come to fruition, and reworking the old accounts.

Mr. Thompson:                       Okay.

Mr. Barrist:                        I also want to clarify this. To date through
                                    October, the portfolio is performing very, very well for us.

Mr. Thompson:                       Okay. The credit card deal - can you just
                                    explain that.

Mr. Barrist:                        Absolutely. In many of our older pools of
                                    accounts or older portfolios, we have
                                    subsets of consumers who we have tried to collect upon for years who have not either made an arrangement with us or told us anything definitive that would cause us to believe that they're uncollectable, meaning that their in bankruptcy or there's a deceased event, or something like that.
                                    These are a group of people that basically will not react to our collection process. We have struck a deal with a credit card company where these folks will get a mailing from us that says you are eligible for a balance transfer program, which would allow you to ask NCO to sell your account to this bank. And once that sale is concluded, your balance, only principal, would move over to a credit card. They would have about a $50 open line. And as they make payments, they would free up open credit. So it allows them to basically pay off their debt and reestablish their credit, which is, we think, very worthwhile for the consumers.
                                    It's a good deal for the credit card bank, and it's also a very good deal for us because we get paid for the account. It's voluntary. They have to actually take the letter and either call a number or send in an application, or request that it happen.
                                    And then once it happens, their account is sold and we get the proceeds.

Mr. Thompson:                       So this is very low balance stuff?

Mr. Barrist:                        It's a cross section of balances, but
                                    typically you want your lower balances. And these are people that we believe will never pay us.

Mr. Thompson:                       Okay.

Mr. Barrist:                        And that's the important thing here - is
                                    that these are not accounts that we believe we're taking someone who is going to pay $50 a month, and then turning around and selling their accounts for pennies. These are people that we believe will never pay us, and that's why this is important.

Mr. Thompson:                       Has this already started?

Mr. Barrist:                        It has started. The process has started but
                                    the first mailing is not on the street yet.
                                    Now there is a non-refundable advance that we got for a portion of the proceeds. It's a great deal for the portfolio business. And more importantly, it's not just a one-time event. It will be an ongoing process that we'll be doing to blocks of portfolios as they reach a certain age point.

Mr. Thompson:                       And has this been done before by other
                                    collection companies?

Mr. Barrist:                        It's been done by many other companies who
                                    are competitors. We actually did it
                                    ourselves once on a portfolio several years ago, and had a very good result with it.
                                    There's some different issues today in the structure of it because of the new privacy laws that require us to do it in a certain way. But it's a good program.

Mr. Thompson:                       Okay. And then, Steven, cash flow from ops.
                                    of $29 million, cap. ex. of roughly $6
                                    million, $23 million of free cash flow. Is there anything unusual about this quarter's high free cash flow or not sustainable about it?

Mr. Winokur:                        No, it was really - we collected a lot of
                                    receivables. And we continue to have an
                                    across the company push to pay back as much debt as possible, and not to just leave cash sitting when it go against the revolving credit line.

Mr. Thompson:                       Okay. And do you folks still think that your
                                    investment in portfolio purchase - NCO
                                    investment - is somewhere on the order of $12 million per quarter?

Mr. Winokur:                        Do you mean the NCO portfolios?

Mr. Thompson:                       Yes.

Mr. Winokur:                        Yes.

Mr. Thompson:                       And that's NCO's cash outflow, not NCO in
                                    conjunction with Cargill?

Mr. Winokur:                        Right.

Mr. Thompson:                       Okay. All right.

Mr. Winokur:                        NCO Portfolio's estimates are $10 to $14
                                    million.

Mr. Thompson:                       Okay. Thanks.

Mr. Barrist:                        Sure.

Operator:                           Your next question comes from Rick
                                    Golinewsky from Artemis.

Mr. Golinewsky:                     As it relates to NCO Portfolio, given the
                                    number of impairment charges you've taken to date, on the accounts that are being accounted for using the effective yield method, does it make sense at all to go to a shorter amortization schedule? And secondly,
                                    I was hoping you could elaborate a little bit more on your statement about the impairment test on good will and the potential of a write-down there as it relates to it? And you suggested that a write-down might occur if your stock price was below book, which it seems it is now.
                                    Can you give me a little more flavor there?

Mr. Barrist:                        Steve, I'll take the first part. You can
                                    take the second part. The portfolios that have been impaired to date still represent a relatively small subset of our overall portfolio. And we don't believe that the ratio of impaired portfolios to overall portfolios is inconsistent with what it should be, let alone the fact that the economy has had a downturn. As far as a shorter amortization period, we use a five-year amortization period. Now there are situations within our models that we buy certain types of accounts that we go down to a three year period because it might be a high volume, low balance type scenario. But the reality is that five years for bank paper, we have history that shows that after the 60th month, there is continuous cash flow on these portfolios. We've actually looked at should it be longer. Five years is a comfortable place for us to be. We feel that it's ultimately conservative. So there's no discussion right now of going to a shorter amortization period. But I do want to make it clear that depending on what we buy, there are situations where we go to a shorter amortization period, or that when we load a curve based on prior history, if we know that 98% of the money comes in in the first three years, the amount of funding that actually is accounted for in the model in the back couple of years of the model, is very small and doesn't really affect the yield method. As far as the goodwill, Steve, do you want to -

Mr. Winokur:                        Yes, I will. I just had a comment on the
                                    impairment charges. We talk about the
                                    impairment charges a lot because we think that it's important that people understand that we are taking that approach, and that we are being conservative. And if we don't think it's going to pay off, we're writing it off. Two important things to note in that regard. First of all, if we see an impairment, if we see a degradation in a portfolio currently, we project that degradation all the way through the life of the portfolio, and take the impairment charge today. So what you're doing is you're really taking an acceleration of all these future events if it looks like it's not going to be a good outcome, and you're accelerating them into this quarter. So that's number one to understand. But more importantly, the impaired portfolios only represent 4.4% of our total portfolios.
                                    While they seem to get a lot of time in
                                    terms of discussions, in the grand scheme of things, they really are a very small subset of our entire population. And as Michael has said on past calls, this isn't a business where every single purchase that you make is going to be a home run. You will have impairments. So we try to take the most conservative approach and take them as we see them. That's number one.

                                    On the goodwill charges, I will tell you first of all there's been a lot of chatter in the investment community, not just about NCO, but there's also been some issues going on relative to the accounting community as to how to handle the situations where the stock price has gone down low enough that the market value of the company based on the stock price is less than the book value. There was some talk that said that as soon as it goes down below that, you have to write-off your goodwill. That was quickly changed and quickly clarified to say that in the event, as you stated, as it is now - in the event where the market value of the company is below the book value of the company, it merely causes the company to have to do another assessment. Typical, the normal rules are you do an annual reassessment. However, if at any point the stock price creates this other situation, you have to look at all of your goodwill, look at all of your business units, and reassess the good will. That is not a function of stock price. It's more a function of discounted cash flows and other analyses. So what has happened is we have done that reassessment, and right now we see no reason to write down good will. I did bring it up because I know that it's a topic out there, and the possibility exists. But right now, we don't see it.

Mr. Barrist:                        Does that answer your question?

Mr. Golinewsky:                     Yes. Great. Thank you.

Operator:                           Your next question comes from Joe Lamanna of
                                    William Blair.

Mr. Lamanna:                        A two-part question. First is can you give
                                    us the number of call centers you have
                                    either now or at the end of the third
                                    quarter? And then related to that, as you examine your operating model and expense structure, and as you start this new joint venture in India, tapping in a new labor pool, do you see reducing the number of call centers you have?

Mr. Barrist:                        The number of call centers is 80. Virtually
                                    every location has some call center
                                    capacity, and that is very shortly going to be going down to 76 due to a consolidation we're doing in the Baltimore area of four centers into one, and one office closing. We are constantly looking at how to drive down the number of centers. The number we have right now seems like a huge number, but when you add up all the companies we've bought and all the locations, we have cut a lot of call centers out and a lot of locations out in our efforts to become a more efficient company. So certainly as we look to move jobs to India, I don't think there's a wholesale concept that we're going to shut down 500 jobs here and put them in India.
                                    The concept is more to add all our
                                    incremental jobs in the foreign labor market so that we don't disturb what we have here in the country. But we will continually be looking at how to better meet our clients' needs and our cost structure needs by cutting our facilities. Now one of the things to keep in mind is most of our call center environments, even if they're small, do not have a lot of overhead in them. For example, we have an office in Hutchinson, Kansas that has 28 people in it. There would be no benefit to shutting that office down, which I'm sure they're glad to hear. But the amount of rent that we would spend, we would have to rent more space somewhere else. Yes, there's a little bit of leverage from a technology perspective, but the reality is it's a very productive office. It services lots of local customers, as well as some national business. There's really no benefit to shutting it down. The better strategy for us is to constantly reassess particular markets where we have lots of offices. For example, in Buffalo, we had many offices, including two offices we acquired with the Great Lakes Bureau. We're now down to basically one facility and a few people at another facility. As I said, we're taking four offices in Maryland and moving them into one building. We're looking at Atlanta and Chicago also to see if there's something we can do there. So we continually do this process. Every year you'll see the number come down. But there's no specific targeted number that we're working towards. We're making them on a case-by-case basis based on client needs, the likelihood of losing client revenue and what it means to our cost structure.

Mr. Lamanna:                        Okay. Thank you.

Mr. Barrist:                        Sure.

Operator:                           Your next question comes from Ed O'Kine of
                                    DKR Capital.

Mr. O'Kine:                         I did get on the conference call late, so
                                    I'm sorry if you had mentioned this already.
                                    I just want to find out where you stand with regards to your bank covenants at the end of the quarter?

Mr. Barrist:                        Steven?

Mr. Winokur:                        We're fine on all of our bank covenants.

Mr. O'Kine:                         Okay. Thank you.

Operator:                           Your next question comes from Brian Sabatini
                                    of Deutsche Bank.

Mr. Sabatini:                       I was wondering - do you have any cap ex
                                    guidance for 2003?

Mr. Barrist:                        We do not have it yet. My guidance overall
                                    would be it should stay consistent with what we said in the past. But when we provide first quarter guidance, we'll give you a little more color on what cap ex will look like for next year.

Mr. Sabatini:                       Okay. What was it in the quarter again?

Mr. Barrist:                        Steve, what was the exact number in the
                                    quarter?

Mr. Winokur:                        Are you asking dollars or percentage?

Mr. Sabatini:                       Dollars.

Mr. Winokur:                        I think it was - hold on a second. Let me
                                    look.

Mr. Barrist:                        Keep in mind also that the overall
                                    percentage for the year will be in the four to five range that we've talked about. But that also includes the first part of the year where we moved the data center to our new corporate headquarters.

Mr. Sabatino:                       Okay.

Mr. Winokur:                        This quarter the expenditures were 5.7
                                    million. It was 3.3% of revenue. Overall for the nine months, we're at 4.5%.

Mr. Sabatino:                       Okay. Thank you.

Mr. Barrist:                        Sure.

Operator:                           Your next question comes from Bill
                                    Sutherland of Commerce Capital.

Mr. Sutherland:                     Thank you.

Mr. Barrist:                        Hey, Bill.

Mr. Sutherland:                     Hey, Michael. As you look at the revenue per
                                    CTE moving up, and you look back at when margins were more normal and the revenue per CTE back then, do you have a target in mind for that number?

Mr. Barrist:                        I have several targets in mind. I don't know
                                    that I'm going to discuss them today because it's not a statistic that we usually go into a lot of detail on as to what it actually is. The revenue per CTE is below where we'd like it to be at this point in time, and will continue to get better based on efficiency, but that is not where we're going to drive the bulk of our margin improvement. The bulk of our margin improvement is going to come more out of SG&A at this point.

Mr. Sutherland:                     And also that number is going to probably
                                    move around a bit as you add India.

Mr. Barrist:                        Well, the revenue for CTE I don't believe
                                    will move around because India is on a very short leash relative to what goes there, and how we manage what goes there. And much of the work that's there in the first phase is situations where we're being paid revenue per employee, per month. There's no contingent value to it. Certainly when we start to deploy in a test mode some of our contingent paper over to India, we will see potentially some degradation. But in the scheme of everything, it shouldn't move the number that much.

Mr. Winokur:                        Bill, I think what you're thinking of is the
                                    fact that some of the efficiency - the
                                    dollar efficiency numbers will change, but not the revenue per head numbers.

Mr. Sutherland:                     Right. What's capacity in Canada?

Mr. Barrist:                        Capacity for U.S. business in Canada, or
                                    overall capacity?

Mr. Sutherland:                     Well, I guess I'd like to know both.

Mr. Barrist:                        Steven?

Mr. Winokur:                        I don't -

Mr. Barrist:                        I don't have it in front of me. I will give
                                    you a little color on it though, which is that we have adequate capacity for the next several quarters for our plans to deploy incremental staff up there. We are currently looking at alternate sites where there may be opportunities to do what we've done in Branford, which is to go into a town that needs jobs, with a very, very good labor base, and build more facilities in Canada.
                                    As you know, that's kind of contrary to our normal business model. We don't typically go out and build stuff in advance.

Mr. Winokur:                        We do have approximately 1,100 seats up
                                    there now, and we are looking at alternate sites as Michael said.

Mr. Barrist:                        Right. But one of the things is we believe
                                    we'll get some government money if we in fact do that. But the Canadian process of putting U.S. business in Canada has been a huge success for us from the early stage outsourcing, as well as contingent collections. So it is something that we continue to expand. And again, I can't emphasize enough, growing the India relationship is very, very important for us.
                                    Not just situations where we're being paid per employee, per month because the client shares some of that benefit, but situations where we can move either back office functions or contingent type collection work to India.

Mr. Sutherland:                     Right. Last question, Michael. You mentioned
                                    something kind of interesting when you were discussing the tactical sales plan that you're rolling out. And you said there's been changes in how clients make decisions.

Mr. Barrist:                        Right.

Mr. Sutherland:                     What is that?

Mr. Barrist:                        I think that anyone who sells for a living,
                                    which I like to pride myself on that I'm pretty good at selling services, has seen it. When you went through the kind of boom times, clients made more decisions on kind of a thousand foot level based on certain criteria of what they thought was good for their business. And they made decisions, I don't want to say quickly, but they made decisions that were well thought out, and they executed on the decisions. And nothing was a crisis. You had time to spin-up. There was proper expectations of what will happen in the early phases of engagement. Most of our clients have been faced with similar challenges to what we have, and they're making rapid decisions also. Rapid decisions can be good, and rapid decisions can be bad.
                                    One of the things we've noticed is that to get clients to do new things with you, the sell cycle has changed dramatically. Clients are not focused on that. They're trying to batten down the hatches and run their business on a day-to-day basis now. I believe that when you look at day-to-day, crises may occur with a client where they need resources, we're hopefully at the top of the list for those services to get that business. But we have not been successful in breaking into new clients that have been stonewalling us for long periods of time.
                                    And more importantly, I don't believe we've been as successful as we should be in cross selling other products to some of these clients where there's a different buyer of the service - a different department that looks to buy the service. And that's really the focus of the tactical plan is to go back and harvest the rest of those opportunities and create some level of consistency and manageability in how we drive incremental business. And I'm not talking about the incremental business where our client has 100 desks and you say, I need 120 now. We get that business and we grab it all. I'm talking about a client that maybe has five call centers and is not using our e-payment product that should be using it. And getting them refocused on why that's good for their business.

Mr. Sutherland:                     Do you think looking back to the most recent
                                    period of unusual activity that you've just sort of been maintaining market share as you look across the landscape?

Mr. Barrist:                        I think on the good clients we have, we've
                                    been gaining market share because that's what we do. But I think the general psychology of the business marketplace right now is people are not making major changes to their business unless there's a compelling reason. And I don't think what
                                    I'm saying is really inconsistent with the people I talk to in staffing or IT services or whatnot, as people are battening down the hatches and just running their business to hit their objectives, and they're not making a lot of decisions. And my issue right now is I've waited long enough for that cycle to reverse. I'm going to change how I sell to them now to try and get some of the drive that we get in the operational side of the business refocused into how we can help them. And we have tools that will help them make more money, help them hit their objectives. We're just not being able to deliver that message to them because of the changes in how they buy.

Mr. Sutherland:                     And you'll start to institute this this
                                    quarter and start to look for some impact maybe in a two quarter time span?

Mr. Barrist:                        I'm hopeful that we'll see some impact in
                                    the front half of next year beyond the
                                    normal seasonal uptick that we always get in the front half. One of the things we've learned from this business is we don't want to sit around right now. One of the lectures
                                    I give folks is we're real busy right now, a lot of good things happening, a lot of opportunities happening. We know we're coming into our high season. Let's not sit around and focus on that. Let's focus on what we're going to do right now to drive more business into the company so we have a better back half next year, and even a better first half if we can do that. So it's hard to articulate exactly what we're changing, but if I could do it the simplest way is we're taking the tenacity that we've built into the front end of our business and just changing our whole sales development model to overlay that tenacity on top of it.

Mr. Sutherland:                     Great. Okay. Thanks.

Mr. Barrist:                        Sure.

Operator:                           Your next question comes from Gary
                                    Prestopino of Barrington Research.

Mr. Prestopino:                     Good morning. Steve, what's the blended rate
                                    you're paying on your debt now, and what percentage of it is fixed versus floating?

Mr. Winokur:                        I don't have the exact numbers in front of
                                    me. We have locked in some LIBOR contracts.
                                    I will tell you that we use a consultant on that, and the remainder of the contracts are coming due toward the middle of November and the beginning of December. So given the meetings that are occurring I believe today, that's a good thing. I'm glad of that. Most of our debt is on a floating basis over LIBOR, and we're about 2 1/4 over LIBOR right now. And that means that NCPM is at 3 1/4 over LIBOR. Is that answering your question?

Mr. Prestopino:                     Yes, somewhat.

Mr. Winokur:                        So a minimal portion of it is fixed until
                                    the beginning of December, and then it will come down. And remember also, the convert is fixed at 4.75%. That's $125 million.

Mr. Prestopino:                     Okay. And then, Mike, can you give us some
                                    idea of what the cost differential is from using labor in Canada and India versus the U.S.? And what level of revenues are coming out of those two areas? Is that all in international revenues for U.S. operations?

Mr. Barrist:                        Let's take it in two parts. The labor
                                    differential is about a 30% savings on the labor component of what we do by putting it in Canada. And there's about a - I want to say a 50% to 55% labor savings going through India. In Canada, the remainder of the cost structure is consist, so you end up with maybe a 20% delta. In India, there's other administrative and overhead costs that counteract some of the labor savings, but basically you can assume that net net at the end of the day, a body in India, fully loaded is going to cost you about 60% of what it does here fully loaded. And in Canada, you can figure 75+%, maybe 80%. So that's the deltas. As far as the work we do in Canada for the U.S., it is in international revenue and is eliminated in the consolidating schedules. The work we do in India is paid for out of the domestic business. It's not included in international.

Mr. Prestopino:                     Okay. Thanks.

Mr. Barrist:                        Sure.

Operator:                           Your next question comes from Gary Steiner
                                    of Awad Asset Management.

Mr. Steiner:                        I don't know if I missed this. Did you
                                    actually quantify what the earnings impact in the quarter was from Great Lakes?

Mr. Barrist:                        From what?

Mr. Steiner:                        From an EPS standpoint?

Mr. Barrist:                        I didn't hear your question at all.

Mr. Steiner:                        I was wondering if you had quantified from
                                    an EPS standpoint what the impact from Great
                                    Lakes was in the quarter.

Mr. Barrist:                        Steven, do we have that available?

Mr. Winokur:                        No, we do not. The reality of the Great
                                    Lakes acquisition is that we're able to show you the revenue, but that was one of our best acquisitions in terms of how fast we were able to integrate it. And the business that was formerly in three different locations at Great Lakes has been consolidated down to two for them right now.
                                    It will be further consolidated into one with many of their people moving to one of our other call centers, and chunks of their business has been distributed across the country to work their paper better.

Mr. Barrist:                        What I would say to you is at the portfolio
                                    side, there's certainly an additive value of having that portfolio in our world. On the service side of the business, the effects were minimal in the third quarter primarily because although we were making all these cuts, there were many one-time charges we incurred relative to severance and conversion and whatnot. So the initial analysis we did showed that it would not have any positive effect, and may have been diluted in the third quarter. I don't believe at the end of the day it was, but I don't think it's material.

Mr. Steiner:                        Okay. In your 8-K, I guess you went through
                                    some of the pro forma adjustments that you thought you could make in terms of taking out costs. I assume that's what you were just referring to.

Mr. Barrist:                        Right.

Mr. Steiner:                        Have you accomplished most of what you
                                    detailed in that filing? Are most of those costs gone at this point in time?

Mr. Barrist:                        They are gone on a go forward basis, and
                                    what's nice about this is because it
                                    happened so fast, people will be able to see it.

Mr. Steiner:                        Okay. So the accretion that shows up in the
                                    numbers in that filing should pretty much begin to flow this quarter?

Mr. Barrist:                        A little bit this quarter and then into next
                                    year.

Mr. Steiner:                        Okay. Great. Secondly, in terms of the
                                    renegotiation on some of the portfolios that you had purchased, can you just explain how you're able to do that? You went out and you bought portfolios and they haven't performed up to what your prior expectations were. How do you go back and actually negotiate those prices down?

Mr. Barrist:                        When two parties have a dispute, and they
                                    sit down in a room and work through the
                                    dispute and come to a resolution. Basically, we came to a resolution that we may have paid too much for certain pieces of a portfolio based on some information we were provided that we utilized and relied upon, and the parties met and discussed it, and came up with what the adjustment should be that was amicable to all sides. And that's really what it was. A dispute arose and we sat down and we worked through it, renegotiated it, and came to a resolution.
                                    The resolution not only included a repayment of the principal, but a return - a substantive return on that principal based on the fact that we would have deployed that money into other portfolios had we not overpaid for these portfolios. And it was very specific to things we had bought from the seller, and we applied these proceeds to the specific portfolios that the dispute arose from.

Mr. Steiner:                        And this I presume is somebody who is an
                                    ongoing provider of paper to you guys?

Mr. Barrist:                        Yes. It's a very good customer of ours, both
                                    from the service side as well as on the
                                    regular sales side. And as I said, not every dispute ends up in a court with people screaming and yelling at each other.
                                    Sometimes disputes occur - and a lot of
                                    times they occur and people just work them out and make them right.

Mr. Steiner:                        Okay. Great.

Mr. Winokur:                        I would stress that this is not something
                                    that everybody should expect to be a
                                    recurring theme.

Mr. Steiner:                        Okay. And just the last question just so I
                                    understand. Again in reviewing the Great
                                    Lakes filing, it appeared as if the way that the portfolio is being accounted for in its prior life was on a cost recovery basis. And
                                    I guess now that you guys have purchased the portfolio, you're going to account for it on your normal accrual basis. Can you just explain how that works? Is that just because once it began to under-perform for them, they immediately had to go to cost recovery, and then they could never go back to the accrual method?

Mr. Barrist:                        That's exactly right. At some point in the
                                    history, Great Lakes made a decision that the portfolio had to written down and put into cost recovery, and they took the steps.
                                    We negotiated to purchase that portfolio in an arm's length transaction based on fair value today, which was substantially less than what they were carrying it at. And that allows us to put it on the books and load it and do our normal accounting to it because it's a new, fresh asset that we've bought.

Mr. Steiner:                        Okay. And then, I'm sorry, just the very
                                    last question. Your margins in your U.S.
                                    service business came down quite a bit in the third quarter. And in the past you had done a phenomenal job of offsetting the weak environment and getting the cost down. And it looked like in the third quarter the environment had a bigger impact on your numbers. I guess the question that's been asked in the past was when the economy gets better and the environment from a collectability standpoint gets better, can the margins recover to similar rates that they've been at in the past? And I'm wondering given that margins took another tick down in the third quarter, whether you have any additional thoughts on that topic?


Mr. Barrist:                        Good thoughts. One is I took my crystal ball
                                    many quarters ago and threw it at the wall and smashed it, so I'm not real good at making economic predictions. We have said all along that intuitively we believe the business would thrive in a downturned economy, although we were careful to always say that we never ran a business this large in a downturned economy. And there's a lot of differences in our market now that over time we've learned that makes this downturn a little different. Every time in the past the economy kind of comes down, it goes down little cliffs, and then it pulls back from a payment perspective. We in the third quarter had further deceleration in payments.
                                    Typical to the past, that hurts your margins a lot in the front end. You start to adjust your expenses. So we will, in my opinion, recoup on the near term some of that fall-off expense in the fourth quarter and then into next year as we kind of grow through it, and as we get smarter about how we deploy expenses. We're good at that, and I think most of our investors think we're good at that. The real question is when the economy starts to get better, and the drive factor or the amount of revenue we can attain from business we have goes up, will that translate back to low 20%'s margins that we had at one point in time? And the answer is there's no way definitively to know that, but if you look at it intuitively that if our contingent business became 5% more collectable with a consistent cost structure, we would immediately get a - 60%
                                    of our business contingent would get a 35 uptick in margin. Intuitively, as collectability goes up, we should garner that margin improvement. Now I will tell you from a business strategy perspective, and I hope this kind of came through on the call, we as a management team, we're good at running the business through the crises, we're good at fighting the wars. We are not sitting around here waiting for the economy to get better. We clearly understand that that could happen in a quarter and that could happen in three years. And that's one of the reasons why we're continuing to focus on how to run the business more efficiently, add foreign labor, go faster, better, cheaper, and more importantly, figure out ways to drive revenue growth in a bad economy, which, quite frankly, is the number one thing we can do to improve margin. So we're doing all those right things. I would say intuitively it should go back up, but I don't know that I can make a prediction for you.

Mr. Steiner:                        Great. Thanks a lot.

Mr. Barrist:                        Sure.

Operator:                           At this time, there are no further
                                    questions. Mr. Barrist, are there any
                                    closing remarks?

Mr. Barrist:                        Yes, please. Thank you everyone once again
                                    for joining our call today. As always,
                                    please feel free to call Steve Winokur,
                                    Brian Callahan or myself, and we'll try to answer your questions within the bounds of Regulation FD. As in the past, the conference call transcription will be filed with an 8-K very shortly. Thank you.

Operator:                           This concludes today's conference call. You
                                    may now disconnect. [END OF CONFERENCE CALL]